Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-128392) on Form SB-2/A and Registration Statement (No. 333-261214) on Form S-8 of the Magyar Bank 401(k) Profit Sharing Plan of our report dated June 24, 2025 with respect to the statements of net assets available for benefits of the Magyar Bank 401(k) Profit Sharing Plan as of December 31, 2024 and 2023 and the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of the Magyar Bank 401(k) Profit Sharing Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 24, 2025

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